Exhibit 99.2

Graphic Packaging Reiterates Commitment to Enhancing Shareholder Value

ATLANTA, Dec. 19, 2025 / PRNewswire / — Graphic Packaging Holding Company (NYSE: GPK) (“Graphic Packaging” or the “Company”), a global leader in sustainable consumer packaging, today issued the following statement in response to the press release issued by Eminence Capital:

We are committed to enhancing long-term value and appreciate the views of our shareholders. We are confident that our Vision 2030, along with our cost and optimization plan, is the right strategy for the Company, including our goals to improve free cash flow, optimize cost structure and enhance operational efficiency. The Company is well positioned to capitalize on growth opportunities ahead while advancing innovation and sustainability for the benefit of customers, shareholders and employees. We are confident in our ability to accelerate execution of our value creation initiatives under the leadership of Robbert Rietbroek, who will assume the role of Chief Executive Officer on January 1, 2026. We look forward to an ongoing dialogue with all our shareholders, including Eminence Capital.

BofA Securities is serving as Graphic Packaging’s financial advisor and Jones Day and DLA Piper (U.S.) LLP are serving as legal counsel. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor.

Contact Information

Investors: Investor.Relations@Graphicpkg.com

Media: Comms@Graphicpkg.com

Forward-Looking Statements

Any statements of the Company’s expectations in this press release, including but not limited to statements relating to expect free cash flow and execution of Vision 2030 priorities, as well as the expected timing and benefits of the planned management transition, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, volatility of the global economy, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, new leadership’s ability to implement the Company’s business strategies, including productivity initiatives and cost reduction plans, as well as the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company’s U.S. federal income tax attributes to offset U.S. federal income taxes and the timing related to the Company’s future U.S. federal income tax payments. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Holding Company

Graphic Packaging designs and produces consumer packaging made primarily from renewable or recycled materials. An industry leader in innovation, the Company is committed to reducing the environmental footprint of consumer packaging. Graphic Packaging operates a global network of design and manufacturing facilities serving the world’s most widely recognized brands in food, beverage, foodservice, household, and other consumer products. Learn more at www.graphicpkg.com.